Exhibit 99.4

                                                                    Exhibit 99.4


                         PRIMARY NETWORK HOLDINGS, INC.

                               11756 BORMAN DRIVE
                            ST. LOUIS, MISSOURI 63146

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the stockholders of Primary Network Holdings, Inc:

          A special meeting of the holders of common stock of Primary Network Holdings, Inc., which is referred to as Primary Network, will be held at ____ a.m. local time, on ________, 2000, at __________________________, to consider and vote on a proposal to approve an agreement and plan of merger dated as of April 17, 2000 among Primary Network Holdings, Inc., Mpower Communications Corp. (a/k/a MGC Communications, Inc.), which is referred to as Mpower, and Mpower Merger Sub, Inc., a wholly owned subsidiary of Mpower, and to approve the merger and other transactions described in the merger agreement.

         The only purpose of this meeting is to discuss and vote on whether to authorize the merger of Primary Network with Mpower. We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the special meeting by the Primary Network board of directors.

         Your board of directors has determined that the merger is consistent with, and advances, the long-term business strategy of Primary Network and recommends that you vote in favor of the merger at the special meeting. The merger cannot be completed unless a majority of the stockholders of Primary Network vote to approve it. Brian Matthews, Carol Matthews, Charles Wiegart, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, together holders of approximately 73% of the shares of Primary Network common stock outstanding, have agreed to vote in favor of the merger and have granted irrevocable proxies to Mpower to enforce such voting agreement.

         The close of business on _______, 2000 is the record date for determining which holders of common stock are entitled to vote at the meeting and at any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the meeting will be available for your examination at Primary Network's headquarters for a period of ten days before the meeting during regular business hours.

         PLEASE READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS APPENDIX I FOR INFORMATION RELATING TO PRIMARY NETWORK, MPOWER AND THE TERMS AND CONDITIONS OF THE MERGER, AS WELL AS APPENDIX II SETTING FORTH YOUR RIGHTS TO DISSENT FROM THE MERGER. OTHER IMPORTANT INFORMATION IS INCORPORATED BY REFERENCE FROM OTHER

DOCUMENTS. IN ORDER TO OBTAIN A COPY OF THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE STOCKHOLDER MEETING. PLEASE REVIEW ALL THESE MATERIALS BEFORE COMPLETING THE ENCLOSED PROXY CARD.

                                          By order of the Board of Directors,


                                          /s/ Brian Matthews
                                          ------------------------------------
                                          Brian Matthews
                                          Chairman of the Board of Directors


         To assure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed self-addressed envelope, stamped envelope or via facsimile (314) 692-3587, attn. Amy Schroeder. In the event that you deliver the proxy card via facsimile, please call Amy Schroeder prior to sending at (314) 214-0076. The delivery of the proxy will not effect your right to attend the meeting, or, if you choose to revoke the proxy, your right to vote in person. Please do not send in your stock certificates with your proxy card.